Exhibit 21

List of Subsidiaries

Energy Construction Management LLC, a Delaware limited liability company

Lyco Industries, Inc., a Pennsylvania corporation

ECM Rentals LLC, a Delaware limited liability company (wholly owned by Energy Construction Management LLC)